Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of German American Bancorp, Inc. on Form S-8 for the 2009 Long Term Equity Incentive Plan and the 2009 Employee Stock Purchase Plan of our report dated February 28, 2009 with respect to the consolidated financial statements of German American Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

Louisville, Kentucky
July 21, 2009